ADDENDUM TO
                         INVESTMENT MANAGEMENT AGREEMENT

      This Addendum dated January 1, 2008, is to the Investment Management Agreement made as of April 1, 1999, (the "Agreement") by and between Franklin Value Investors Trust, a Massachusetts business trust (the "Trust"), on behalf of FRANKLIN BALANCE SHEET INVESTMENT FUND (the "Fund"), series of the Trust, and Franklin Advisory Services, LLC, a Delaware limited liability company, (the "Manager").


      WHEREAS, both the Manager and the Trust wish to revised the investment management fee schedule of the Agreement; and

      WHEREAS, the Board of Trustees of the Trust, including a majority of the Independent Trustees of the Trust present in person, approved the following addendum at a meeting on December 3, 2007.

      NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

     A. For purposes of calculating such fee, the value of the net assets of the Fund shall be the net assets computed as of the close of business on the last business day of the month preceding the month in which the payment is being made, determined in the same manner as the Fund uses to compute the value of its net assets in connection with the determination of the net asset value of the Fund's shares, all as set forth more fully in the Fund's current prospectus and statement of additional information. The annual rate of the management fee shall be as follows:

           0.625% of the value of net assets up to and including $100 million;

           0.500% of the value of net assets over $100 million and not over $250 million;

           0.450% of the value of net assets over $250 million and not over $7.5 billion;

           0.440% of the value of net assets over $7.5 billion and not over $10 billion;

           0.430% of the value of net assets over $10 billion and not over
           $12.5 billion;

           0.420% of the value of net assets over $12.5 billion and not over $15 billion; and

           0.400% of the value of net assets in excess of $15 billion.

      IN WITNESS WHEREOF, this Addendum has been executed on behalf of each party as of the date set forth above.


FRANKLIN VALUE INVESTORS TRUST
on behalf of Franklin Balance Sheet Investment Fund


By:
   /S/STEVE J. GRAY
   ----------------
      Steve J. Gray
Title:     Secretary



FRANKLIN ADVISORY SERVICES, LLC


By:
   /S/WILLIAM J. LIPPMAN
   ---------------------
      William J. Lippman
Title:     President